Filed Pursuant to Rule 424(b)(3)

Registration No. 333-235402

Prospectus Supplement No. 4

(To Prospectus dated December 17, 2019)

BROADMARK REALTY CAPITAL INC.

This Prospectus Supplement updates, amends and supplements the prospectus dated December 17, 2019 (the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (Registration No. 333-235402). Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement updates, amends and supplements the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 13, 2020 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement.

You should read this Prospectus Supplement in conjunction with the Prospectus, including any amendments and supplements thereto. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 3 of the Prospectus, beginning on page 12 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2020, and under similar headings in any further amendments or supplements to the Prospectus, to read about factors you should consider before investing in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 13, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2020

BROADMARK REALTY CAPITAL INC.

(Exact name of registrant as specified in its charter)

Maryland	001-39134	84-2620891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Fifth Avenue, Suite 2000

Seattle, WA 98101

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (206) 971-0800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act of 1933, as amended:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, par value $0.001 per share	BRMK	New York Stock Exchange

Warrants, each exercisable for one fourth (1/4th) share of Common Stock at an exercise price of $2.875 per one fourth (1/4th) share	BRMK WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933, as amended, or Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act of 1934, as amended. ☐

Item 8.01.	Other Events.

On April 13, 2020, the Company issued a press release announcing that its board of directors has declared a common stock dividend of $0.06 per share of common stock payable on May 15, 2020 to stockholders of record as of April 30, 2020.  The press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release issued April 13, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADMARK REALTY CAPITAL INC.

By:	/s/ David Schneider
Name: David Schneider
Title: Chief Financial Officer

Date: April 13, 2020

Exhibit 99.1

BROADMARK REALTY CAPITAL DECLARES

MONTHLY DIVIDEND FOR APRIL 2020

Seattle, WA – April 13, 2020 – Broadmark Realty Capital Inc. (NYSE: BRMK) (the “Company”), an internally managed real estate investment trust providing financing for the acquisition, renovation and development of residential and commercial properties, today announced that its Board of Directors has declared a cash dividend of $0.06 per share of common stock for April 2020. The dividend will be payable on May 15, 2020 to shareholders of record as of April 30, 2020.

“Given the extraordinary uncertainty surrounding the economic impact of COVID-19, our Board of Directors deemed it prudent to adjust our dividend for the month of April. We remain confident in our broader strategy, including our strong balance sheet, which we believe will support our ability to grow our business over time,” stated David Schneider, Chief Financial Officer.

The Company and its Board of Directors will continue to monitor market conditions and determine an appropriate dividend rate to address the Company’s capital needs and preserve value for shareholders.

Forward Looking Statements

This document contains certain “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements concerning our operations, economic performance and financial condition. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect the Company’s current views with respect to, among other things, capital resources, portfolio performance and results of operations. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases. Forward-looking statements do not guarantee future performance, which may be materially different from that expressed in, or implied by, any such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their respective dates.

These forward-looking statements are based largely on our current beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or within our control, and which could materially affect actual results, performance or achievements. Factors that may cause actual results to vary from our forward-looking statements include, but are not limited to: i) factors described in our prospectus filed with the SEC on December 17, 2019, including those set forth under the captions “Risk Factors” and “Business”; ii) defaults by borrowers in paying debt service on outstanding indebtedness, iii) impairment in the value of real estate property securing our loans; iv) availability of origination and acquisition opportunities acceptable to us; v) potential mismatches in the timing of asset repayments and the maturity of the associated financing agreements; vi) general economic uncertainty and the effect of general economic conditions on the real estate and real estate capital markets in particular; vii) general and local commercial and residential real estate property conditions; viii) changes in federal government policies; ix) changes in federal, state and local governmental laws and regulations that impact our business, assets or classification as a real estate investment trust; x) increased competition from entities engaged in construction lending activities; xi) potential disruptions in our business operations, construction lending activity and the potential impact on the financial condition of our borrowers relating to COVID-19, including as a result of actions that may be taken by governmental authorities to contain or address the COVID-19 outbreak; xii) changes in interest rates; xiii) the availability of, and costs associated with, sources of liquidity; xiv) the ability to qualify as a REIT for U.S. federal income tax purposes and maintain our status as a REIT; xv) the ability to manage future growth; and xvi) changes in personnel and availability of qualified personnel.

About Broadmark Realty Capital

Broadmark Realty Capital Inc. (NYSE: BRMK) offers short-term, first deed of trust loans secured by real estate to fund the acquisition, renovation, rehabilitation or development of residential or commercial properties. Broadmark Realty Capital manages and services its loan portfolio across a variety of market conditions and economic cycles.

Contact:

Investor Relations

InvestorRelations@broadmark.com

206-623-7782